Exhibit 10.2

PURCHASE OPTION AGREEMENT

This Agreement is dated the 13th day of April, 2010

BETWEEN:
Big Bear Mining Corporation
15111 N. Hayden Rd. Suite 160-185
Scottsdale, Arizona 85260

(herein the  “Optionee”)

AND
PERRY VERN ENGLISH, for and on behalf of
RUBICON MINERALS CORPORATION
P. O. Box 414
Souris, Manitoba, ROK2CO

(herein the “Optionor”)

WHEREAS the Optionor is the recorded and beneficial holder of certain unpatented mining claims which are filed with the Ministry of Northern Development Mines and Minerals which Claims are situated in the Township of Goodall in the District of Red Lake in the Province of Ontario, and more particularly described in Schedule "A" attached hereto and forming a part of this Purchase Option Agreement (the “Agreement”);

AND WHEREAS the Optionor has agreed to grant an option to the Optionee to acquire a one hundred percent (100%) undivided interest in the unpatented mining claims associated with the Property upon the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants expressed herein, the payment of funds and the issuance of shares set forth herein, the parties hereto agree as follows:

1.           Interpretation

(a)	Definitions, The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(b)	"Effective Date" means the date first written above

(c)	"Minerals" shall mean the end products recovered, produced or derived from operating the Property as a mine;

(d)
"Mining Operations" means every kind of work done on or in respect of the property or the product, derived from the Property during the subsistence of the Option by or under the direction of the Optionee including, without limiting the generality of the foregoing, the work of assessment, geophysical. geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, drifting, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and In supplying food, lodging, transportation and other reasonable needs of the workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(e)
"Mining Rights" includes mineral rights and the right to conduct Mining Operations on the Property and further includes the meanings and rights attributed to Mining Rights and mineral rights under the Mining Act, R.S.O. 1990, c.M-14 and amendments thereto;

(f)	"Property" means all of the unpatented mining claims being optioned by the Optionor as more particularly described in Schedule "A" including all Mining Rights as the context so implies;

(g)	"Production Royalty" means the payments required to be paid pursuant to Article 7;

1.1           Headings. The headings of this Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.2           Number and gender. Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.3           Governing law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Ontario shall have jurisdiction over any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of the Province of Ontario.

1.4           Currency. All references to currency in this Agreement are references to Canadian currency.

1.5           Further Assurances.  Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered to the others of them such instruments or further assurances as may, in the reasonable opinion of either of them, be necessary or desirable to give effect to the provisions of this Agreement or as may be reasonably required for registering or recording changes in ownership interests in the property.

1.6           Schedules. The following are schedules attached and incorporated in this Agreement by reference and are deemed to be a part hereof:

Schedule “A” - Property

1.7           References. Unless otherwise stated, a reference to a numbered or lettered paragraph refers to the paragraph bearing that number or letter in this Agreement. A reference to this Agreement or in this Agreement means this Agreement including the schedules, together with any amendments.

2.           Optionor’s Representations and Warranties. The Optionor represents and warrants to the Optionee that:

(a)	it is the beneficial and registered or recorded owner of a one hundred percent (100%) interest in the unpatented mining claims;

(b)	the mining claims are in good standing, free and clear of all encumbrances;

(c)
the Property has been duly and validly located and recorded pursuant to the applicable legislation of the Province of Ontario constituting valid and subsisting Mining Rights and surface rights owned in fee simple and that the property is in good standing with respect to property tax requirements and will be maintained by the Optionor during the period of this Agreement until termination, abandonment or expiration;

(d)	it has the full and undisputed right to deal with the Property as provided for in this Agreement; and

(e)	the Property is not subject to any pending or threatened claims by any third party or any governmental agency.

3.1           Grant of Option to Earn Interest

(a)
The Optionor hereby grants to the Optionee the sole, exclusive, irrevocable and immediate working right to acquire a one hundred percent (100%) interest in the unpatented mining claims from the Optionor (subject to the Production Royalty in Article 7) by making the payments described herein and by complying with the terms and conditions of this Agreement.

(b)
Upon the full amount of the cash payments and shares set forth in Clause 3.2 having been paid and issued to the Optionor, the Optionor shall deliver to the Optionee a signed transfer in proper registerable form conveying all of the Optionor's right, title and interest in the Mining Rights to the Optionee. The said Transfer shall be prepared by and at the expense of the Optionee.

(c)	Upon execution of this Agreement, the Optionee may register this Agreement or notice of this Agreement against title to the Property.

3.2           Exercise of Option. In order to maintain in force the working right and option granted herein and to exercise the option, the Optionee must, upon completion of normal and reasonable due diligence and approval of the Toronto Stock Exchange (“TSX”) and the British Columbia Securities Commission (“BCSC”) if the Optionee is a public company):

(a)	Share Issuance: issue the shares and make the cash payments as hereinafter set forth:

The Optionee shall issue to the Optionor a total of 80,000 common shares in the capital stock of Big Bear Mining Corp. (OTCBB/BGBR) according to the following schedule:

(i)	an "Initial Grant" of 20,000 common shares to the Optionor within ten (10) days of receiving regulatory approval of the terms of this Agreement;

(ii)	20,000 additional common and shares on the first anniversary date of the Initial Grant;

(iii)	20,000 additional common shares on the second anniversary date of the Initial Grant;

(iv)	20,000 additional common shares on the third anniversary date of the Initial Grant; and

(v)	Zero additional common shares on the fourth anniversary date of the Initial Grant;

(b)	Cash Payments: The Optionee shall make five (5) cash payments to the Optionor totalling $ 84,000.00 according to the following schedule:

(i)	An "Initial Payment" of $7,000.00 on signing of this Agreement;

(ii)	An additional $12,000.00 on the first anniversary date following the Initial Payment;

(iii)	An additional $15,000.00 on the second anniversary date following the Initial Payment;

(iv)	An additional $20,000.00 on the third anniversary date following the Initial Payment;

(v)	An additional $30,000.00 on the fourth anniversary date following the Initial Payment.

3.3           Registration of Transfer. Upon the full amount of the cash payments and shares set forth in Clause 3.2 having been paid and issued to the Optionor, the Optionee shall be entitled, without further notice, to register the transfer vesting one hundred percent (100%) interest in the Mining Rights to the Optionee.

3.4           Acceleration. The Optionee at its sole discretion may accelerate any of the requisite payments and issuance of shares described above for the dates specified herein and proceed to acquire the Mining Rights upon paying all of the sums and issuing all of the shares as set forth herein.

4.           Working Rights. During the currency of the Option, the Optionee shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Property as the Optionee in its sale discretion may decide. The Optionee shall have quiet and exclusive possession from the date of this Agreement and thereafter during the currency of the working right and option in good standing, with full power and authority to the Optionee, its servants, agents, workers or contractors, to carry on Mining Operations in searching for Minerals in such manner as the Optionee in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as the Optionee shall deem necessary and proper and the right to remove there from reasonable quantities of rocks, ores and Minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by the Optionee shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation and health safety standards. Notwithstanding the foregoing, the Optionee shall use its best efforts not to disturb or interfere with any other operations which may be carried out on the Property and maintain adequate insurance coverage at all times.

5.           Indemnity. The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted on the Property provided that, the Optionor shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or wilful misconduct of the Optionor or its employees, agents or contractors.

6.           Covenants of the Optionee.

During the term of this Agreement the Optionee shall:

(a)
comply with all applicable laws, regulations, by-laws, rules, orders and ordinances with respect to its operations hereunder in conducting its exploration and mining activities on the subject lands whether federal, provincial or municipal, including discharging the duty to consult with all First Nations groups;

(b)
conduct all operations in accordance with Environmental Standards. "Environmental Standards”· means all laws, orders, rules and regulations of whatever authority, as they may apply to and effect environmental and pollution control standards in effect, whether federal, provincial or municipal;

(c)
conduct all exploration, development and mining operations and supervise the operation of all contractors and or sub-contractors in, on and under the Property in a careful manner and in accordance with good mining practice and in compliance with all applicable legislation and, without limiting the generality of the foregoing the Optionee shall on the completion of its work or at the end of the term of this Agreement leave the subject property in a safe condition with all openings safeguarded in accordance with the provisions of all applicable legislation or regulations affecting them;

(d)
subject to the other provisions of this Agreement, the Optionee shall have complete discretion and control with respect to all prospecting, exploration, development or other mining work carried out on the Property provided, however, that all operations on the Property shall be conducted in a manner which will cause the least damage and defacement practicable under the circumstances. All access roads shall be set out in consultation with the Optionor and both parties will make their best efforts to co-operate so as to enable Optionee to conduct its operations in a reasonable manner while minimizing the damage and interference to the Property and to any timber resources thereon. The Optionee shall reimburse the Optionor or compensate them for all actual physical damage to the Property and actual damages to improvements, roads, wells, crops, timber, grass and livestock resulting from the Optionee's operations. Upon completion of its work or at the end of the term of this Agreement the Optionee shall restore and remediate the Property in accordance with good mining practices so as minimize permanent damage or interference with the Property;

(e)
pay or cause to be paid all workmen's wages and for all materials, supplies and services delivered to or performed on or respect of the Property, so as to avoid any Woodsman Lien or Construction Lien from arising;

(f)
pay all timber dues or other assessments or charges which may be levied or imposed under any statutory provision or otherwise arising, as a consequence of the harvesting of any timber resources from the Property;

(g)
maintain the property in good standing by doing all assessment work, recording all exploration and development work done on the property In accordance with the requirements of the Mining Act, R.S.O. 1990, c.M-14 and amendments thereto, paying all exploration licenses fees and by doing all other acts and things that may be necessary in that regard until the termination or expiration of the Agreement or the abandonment of rights and options granted hereunder;

(h)	abide by all directions of the Minister or any other governmental authority having jurisdiction over its operations hereunder; and

(i)	maintain adequate liability and other insurance and if requested by Optionor, to provide evidence of same.

7.           Production Royalties. If the Optionee acquires the Mining Rights to the Property and begins commercial production on any part of the Property, the Optionee shall pay to the Optionor a royalty ("Production Royalty") calculated at two percent (2%) of the Net Smelter Returns as defined, calculated and set forth herein.

“Net Smelter Returns” means the actual proceeds derived from any mint, mill, smelter, refinery or purchaser for the sale of ores, metals or concentrates produced from the Property and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: all reasonable smelting and refining charges,  cost of transportation or ores, metals or concentrates from the mining property to any mint, mill, smelter or other purchaser, insurance of such ores, metals or concentrates.

8.           Accounting and Payment of Production Royalty.

(a)
While the Production Royalty remains payable hereunder, the Optionee shall not later than thirty (30) days after the end of each quarter of each calendar year render to the Optionor an interim statement of account in reasonable detail which statements shall be accompanied by the payment of the Production Royalty payable pursuant to this Agreement for the previous quarter year.

(b)
When all Minerals in any calendar year in which the Production Royalty remains payable have been sold and the revenues and expenditures determined, the Optionee shall, within sixty (60) days after the termination of such calendar year, render a final statement of account in reasonable detail together with the payment of the balance if any, of the Production Royalty for such previous year.

(c)
If any amounts have been paid in excess of those to which the Optionor's is entitled under the terms of this Agreement in any year, the equivalent amount shall be deducted from the next Royalty payment or payments. All payments not made to the Optionor within the time periods set forth herein shall bear interest at the prime rate plus one percent (1%).

9.           Production Royalty Buy-Back. The Optionee or its assigns shall have the right at any time to purchase from the Optionor one-half (1/2) of the two percent (2%) Net Smelter Returns Production Royalty by way of a one time payment to the Optionor of the sum One Million Dollars ($1,000,000) in Canadian funds. Upon such purchase and payment being made, the Production Royalty shall thereafter be calculated as being reduced to one percent (1%) of the Net Smelter Returns.

10.           Abandonment. The Optionee may at any time, during the currency of the Option, abandon anyone or more of the claims which comprise the Property. The Optionee shall give the Optionor notice in writing of any abandonment. In the event that any of the claims comprising the Property are abandoned (including the termination of this Agreement without the Optionee having exercised the Option), the Optionee will re-transfer the claims to the Optionor, which shall be in good standing for a period of at least one (1) year from the notice of abandonment.

11.           Assignment. While this Agreement remains in effect the either party may sell, assign or otherwise transfer all or part of its rights under this Agreement upon the written consent of the other, not to be unreasonably withheld.

12.           Buildings and Equipment: In the event that the Optionee abandons the working right and option granted to it herein, all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought onto the Property, either before or during the period of the working right and option, may be removed by the Optionee at any time not later than nine (9) months after the abandonment of the working right and option. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the nine (9) month period shall be at the Optionee's sole risk and, if not removed after the nine (9) month period, shall become the Property of the Optionor. During the currency of the option, the Optionor shall not remove from the Property any of the Optionee's buildings, plant, equipment, machinery, tools, appliances and/or supplies.

13.1           Information. If the Optionee abandons the working right and option granted to it under this Agreement the Optionee shall, on request provide to the Optionor, a copy of all non-interpreted reports, maps, plans, drill logs and surveys of all work pertaining to tile Property provided that the Optionee does not warrant the accuracy of these reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.  The Optionee agrees that the Optionor may disclose the details of this Agreement to its advisors and to governmental, regulatory or First Nations groups.

13.2           The Optionee shall review any press release that refers to the Optionor with the Optionor prior to its release by sending emails to:

Perry English:	penglish@mls.net
David Adamson:	davidad@rubiconminerals.com
Glenn Kumoi:	gkumoi@rubiconminerals.com

and for clarity, shall not issue any press release that refers to the Optionor without prior written approval of the Optionor. The Optionor will take all reasonable efforts to send comments that it may have regarding any press release received from the Optionee to the Optionee by email within forty eight (48) hours of receipt of such press release.

13.3           The Optionee agrees that the Optionor may disclose the details of this Agreement to its advisors and to any governmental, regulatory or First Nations groups.

14.           Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, faxed, or sent by courier or prepaid registered mail to the parties, at their following respective addresses and fax numbers:

Optionee:	Big Bear Mining Corporation 15111 N. Hayden Rd. Suite 160-185 Scottsdale, Arizona 85260 Fax No: 480 483 7570 e-mail: bigbear@bigbearmining.com
Optionor:	Mr. Perry English, for and on behalf of Rubicon Minerals Corporation P. O. Box 414 Souris, Manitoba, ROK 2CO Fax No: 204-483-0299 e-mail: penglish@mls.net
With a copy by email to:	Mr. Glenn Kumoi Vice President General Counsel e-mail: gkumoi@rubiconminerals.com

And if any payment or communication is sent by courier or prepaid registered mail, it shall, be conclusively deemed to have been received on the third (3rd) business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

15.           Further Assurances and Covenants. Each party shall execute such deeds, documents and give such other further assurances as are necessary or appropriate in connection with the performance of its obligations under this Agreement and to facilitate the acquisition of any and all necessary regulatory approvals herein.

16.           Benefit of Successors. This Agreement shall ensure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

**Balance of the Page left blank intentionally**

IN WITNESS WHEREOF the parties have signed and sealed this Agreement.

Optionee: Big Bear Mining Corporation Steve Rix, President Big Bear Mining Corp. Signature ___________________________________ Print Name ____________________________________ Date
Optionor:  PERRY VERN ENGLISH for and on behalf of Rubicon Minerals Corporation

___________________________________
Signature

Perry Vern English____________________
Print Name

___________________________________
Date

SCHEDULE ``A``

Property

Township/Area	Claim Number	Recording Date	Claim Due Date	Status	Percent Option
Goodall	4214555	Mar. 17, 2009	Mar. 17, 2011	Active	100%
Goodall	4214557	Mar. 17, 2009	Mar. 17, 2011	Active	100%
Goodall	4214558	Mar. 17, 2009	Mar. 17, 2011	Active	100%